UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2023

HYLIION HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38823	83-2538002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1202 BMC Drive, Suite 100 Cedar Park,TX	78613
(Address of principal executive offices)	(Zip Code)

(833) 495-4466

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYLN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 17, 2023, Elaine L. Chao and Howard Jenkins have resigned from the Board of Directors of Hyliion Holdings Corp. (the “Company”). Neither resignation was due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company sincerely thanks Ms. Chao and Mr. Jenkins for their contributions and dedication to the Company. In connection with the resignations of Ms. Chao and Mr. Jenkins, and the appointment of three new directors described in further detail below, the Board voted to increase the size of the Board from nine members to ten.

On March 17, 2023, the Board increased the size of the Board to ten directors and appointed three new directors to fill the vacancies. Melanie Trent, age 58 will serve as a Class I director with a term that expires at the Company’s 2024 Annual Meeting of Stockholders. Richard Freeland, age 65 will serve as a Class II director with a term that expires at the 2025 Annual Meeting of Stockholders. Rodger Boehm, age 65, will serve as a Class III director with a term that expires at the Company’s 2023 Annual Meeting of Stockholders. Each newly appointed director will serve until the expiration of their respective term or until his or her successor is elected and qualified.

Ms. Trent was appointed to serve as the chair of the Nominating and Corporate Governance Committee of the Board; Mr. Freeland was appointed to serve on the Compensation Committee and the Technology Committee of the Board; and Mr. Boehm was appointed to serve on the Audit Committee and Technology Committee of the Board.

None of Mr. Freeland, Mr. Boehm or Ms. Trent were selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no transactions between the Company and any of the newly appointed directors that would require disclosure under Item 404(a) of Regulation S-K. Each of the new directors qualifies as independent under the general independence standards of the New York Stock Exchange and as independent under certain heightened independence standards of the NYSE and the Securities and Exchange Commission applicable to the committees on which they will serve.

Each newly-appointed director will be compensated for his or her services on the Board on the same basis as each of the Company’s other non-employee directors. Annual compensation for non-employee directors is comprised of cash and stock-based equity compensation. The cash compensation consists of an annual retainer and the stock-based equity compensation consists of awards of restricted stock units. A more detailed description of the compensation of directors of the Company was previously reported in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 25, 2022, under “Director Compensation.”

The Company has entered into indemnification agreements with each of the newly appointed directors on the same basis as each of the Company’s other directors. This agreement, among other things, requires the Company to indemnify its directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of their services as one of the Company’s directors or any other company or enterprise to which the person provides services at the Company’s request. The foregoing description of the indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which was previously filed with the Securities and Exchange Commission on October 7, 2020, as Exhibit 10.4 to its Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

HYLIION HOLDINGS CORP.

	By:	/s/ Thomas Healy
Date: March 17, 2023		Thomas Healy
Chief Executive Officer

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